EXHIBIT 99

The Spiegel Group Reports February Sales

DOWNERS GROVE, Ill. - March 6, 2003 - The Spiegel Group today reported sales of $120.1 million for the four weeks ended February 22, 2003, a 23 percent decrease from sales of $156.6 million for the four weeks ended February 23, 2002.
  For the eight weeks ended February 22, 2003, total sales declined 20 percent to $255.7 million from $319.2 million in the same period last year.
  The company also reported that comparable-store sales for its Eddie Bauer division decreased 12 percent for the four-week period and six percent for the eight-week period ended February 22, 2003. The company stated that unseasonably cold weather adversely impacted the demand for spring apparel. In addition, severe weather conditions over the important Presidents Day weekend resulted in store closings, primarily in the Northeast.
  The Group's total retail sales fell 13 percent compared to last year, reflecting the negative comparable-store performance and a reduction in the number of stores. Total direct sales decreased 30 percent compared to last year, primarily due to a planned reduction in catalog circulation and weak customer demand.
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, 560 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News, Spiegel Catalog and First Consumers National Bank. The company's Class A Non-Voting Common Stock trades on the over-the-counter market ("Pink Sheets") under the ticker symbol: SPGLA. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.